Exhibit 23.2

CONSENT OF KLS PETROLEUM CONSULTING LLC

We hereby consent to (i) the use of the name KLS Petroleum Consulting LLC (“KLSP”), (ii) references to KLSP as an independent, third-party, petroleum engineering firm, and (iii) the use of information from our report entitled “Reserves Attributable to Trio Petroleum Corp South Salinas Area for Development Plan Phases 1 and 2” (the “Reserve Report”), and a parallel and related analysis for the entire Project that is entitled “S. Salinas Area, Full Development Reserves Supplement to SEC Report Dated 1-28-2022” (the “Reserve Supplement Report”) which contain our evaluation of the oil and gas reserves and future net revenue attributable to the Company’s interests in the South Salinas Project, as of November 1, 2021, in this Annual Report on Form 10-K of Trio Petroleum Corp for the fiscal year ended October 31, 2023. We further consent to the inclusion of each of the Reserve Report and Reserve Supplement Report as exhibits in this Annual Report.

KLS PETROLEUM CONSULTING LLC

By:	/s/ Kenneth L. Schuessler
Name:	Kenneth L. Schuessler, P.E.
Title:	Managing Member
January 29, 2024